UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
January 11, 2017
(Date of Report - Date of earliest event reported on)

Vermont	000-16435	03-0284070
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4811 US Route 5, Derby, Vermont	05829
(Address of Principal Executive Offices)	(Zip Code)

Registrant's Telephone Number: (802) 334-7915
Not Applicable
(Former name, former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17CFR 203.425)
[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(d) On January 11, 2017, the Board of Directors of Community Bancorp. (the “Company”) promoted President and Chief Operating Officer Kathryn (Kathy) M. Austin, age 59, to the position of President and Chief Executive Officer of Community Bancorp. and of the Company’s wholly-owned subsidiary, Community National Bank. In conjunction with her promotion, effective January 1, 2017, Kathy’s annual base salary will increase from $214,000 to $250,000. The promotion was announced in a press release dated January 17, 2017, a copy of which is filed as Exhibit 99.1 to this report, and is incorporated herein by reference.

Kathy has worked at Community National Bank for over 36 years, most recently as President and Chief Operating Officer of Community Bancorp. and Community National Bank. She held the position of Executive Vice President and Chief Operating Officer from January 2014 to January 2016 and from July 2012 to January 2014, she held the position of Executive Vice President of Community Bancorp. and Community National Bank. From January 2011 to July 2012 she held the position of Executive Vice President in charge of Retail Banking and prior to that, she was Senior Vice President of Retail Banking since June 2004. In July, 2012, Kathy was unanimously appointed to the Community National Bank Board of Directors by the Boards of the Company and the Bank, and at the May, 2015 annual shareholders meeting she was elected to a three year term on the Company’s Board.

Kathy is a graduate of both the New England School of Banking at Williams College as well as the Stonier Graduate School of Banking. She is also the recipient of the Outstanding Community Banker Award presented by the Vermont Bankers Association. Kathy currently serves as Board Chair of North Country Health Systems, as a Trustee of Northwoods Stewardship Center and is a member of the Newport Age-Friendly Advisory Council. Kathy and her husband Shawn reside in Morgan.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits. The following exhibit is filed with this report:

99.1 – Press release dated January 17, 2017, announcing the promotion of Kathryn M. Austin to Chief Executive Officer of Community National Bank and Community Bancorp.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMMUNITY BANCORP.

DATED: January 18, 2017	/s/ Kathryn M. Austin
Kathryn M. Austin,
President & Chief Executive Officer